MOTORSPORTS EMPORIUM ANNOUNCES SECOND QUARTER RESULTS
                            Revenue Increased by 50%

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--August 9, 2005--MotorSports Emporium Inc. (OTCBB:MSEP) today announced improved quarter financial results.

For the three-month periods ending June 30, 2005, revenues were $76,302 compared to $50,586 in March 31, 2005, an increase of 50%. Total revenues for the first six months of 2005 were $126,889 compared to $58,966 in 2004, an increase of $67,923 or 115%.

Our net loss for the second quarter of 2005 decreased by $397,577 or 65%, when compared to the second quarter in 2004. Operating expenses during the first six months of 2005 decreased by $296,136 or 34% when compared to the first six months in 2004.

Visit www.sec.gov for a complete filing of this report.

Rhonda Keaveney, Chief Operating Officer commented, "Throughout the second quarter we focused on streamlining our premier web site www.scalecars.com to take advantage of mass marketing; primarily on the Internet and through email campaigns. We introduced a new marketing strategy designed specifically to draw unique visitors to our ScaleCars web site. Our efforts converted visitors into sales which was evident in our recent revenues. During the second quarter we developed a cross promotional selling platform for our eBay(R) store and ScaleCars.com. Both met with early success by capturing International business, which now accounts for about 30% of all sales compared to about 10% during the first quarter. We will begin to focus on International sales, as this has become our fastest growing customer segment.

"Keaveney continued, "Part of our marketing campaign includes search engine optimization to increase the ScaleCars page placement (exposure) within the different search engines. We also provide incentives through monthly email campaigns. We also recently finished our ScaleCars commercial to be launched early this quarter. We have our die cast operation down to a science and anticipate mirroring the ScaleCars success with both DriversDigs and PitStopStudios."

"We are confident our marketing strategies implemented throughout the second quarter will be further realized as we streamline the die cast and memorabilia business. As other opportunities present themselves, we will take advantage accordingly." Concluded Keaveney.

About MotorSports Emporium, Inc.
-------------------------------

MotorSports Emporium Inc. is a fast-track company in the motor sports industry targeting enthusiasts who participate in die cast collectibles, automobile restoration, high-performance accessories, motor sports-related collectibles, automotive and racing art, driver's apparel, race venues and product licensing. For more information visit www.motorsportsemporium.com. For product visit www.scalecars.com, www.driversdigs.com and www.pitstopstudios.com.

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

     MotorSports Emporium Inc., Scottsdale
     David Keaveney, 480-596-4002
     davidk@motorsportsemporium.com

Source: MotorSports Emporium Inc.